Woodstock, Ontario, Canada:  Joshua Gold Resources Inc. (OTC PINK: JSHG) is pleased to announce that its common stock has resumed trading in the over-the-counter market and that it is current in its filings with the United States Securities and Exchange Commission (the “SEC”).  Going forward, the Company will comply with all filings and audits as required under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Company gives special praise to current CFO and a Director Dino Micacchi for his tireless pursuits in bringing all corporate filings up-to-date.

Joshua Gold is also pleased to announce the appointment of Fred Sharpley as its Chief Geologist.  Mr. Sharpley has been a geologist for over 60 years, and the Company appreciates its opportunity to apply Fred’s vast experience to its mineral exploration activities.  Mr. Sharpley is a “Qualified Person” within the meaning of Canadian National Instrument 43-101.

Mr. Sharpley graduated with a B.A.Sc. degree from the University of Saskatchewan.  Over the past 57, years he has been involved in exploration for base metals, uranium, gold and silver in Canada, as well as in Mexico, Central America and Africa. Mr. Sharpley extensive experience as a mine geologist for the Keevil Mining Group and for Temagami Mining Company Ltd. Mr. Sharpley also worked for Lacana in Mexico, on the La Encantada Project, after a brief period at Silverfields in Cobalt, Ontario, and two years in Bathurst, New Brunswick engaged in general exploration. Recently, Mr. Sharpley has been exploring gold opportunities for other Canadian mining companies including Opawica Explorations Inc.; Pelangio Mines Inc.; Detour Gold Corp.; Wolfden; Sabina; NFX; and Mistango River Resources Inc.

Under Mr. Sharpley’s guidance, Joshua Gold will continue its joint venture exploration on the C-1 Property, a 2,000-acre gold prospect in the Swayze area in Northern Ontario where the Company has been exploring since 2017. The Company is also preparing to conduct preliminary exploration work on its gold properties located in the Shiningtree area of Northern Ontario.

JSHG CEO Ben Fuschino comments, “Having our filings up-to-date provides a stable foundation for the Company to move forward and with the current uptrend in the price of gold, it is an exciting time for JSHG”. He went on to state “Joshua Gold will continue to look for opportunities to acquire mineral lands that have potential in Canada and the United States”.

Joshua Gold Resources Inc. (OTC: JSHG) is a publicly traded American gold exploration company headquartered in Canada, engaged in the exploration of highly prospective properties.  Joshua Gold’s focus is to pinpoint mineral opportunities in Northern Ontario, Canada, a mature and friendly jurisdiction for exploration and mining companies.  Northern Ontario is home to the three-billion-year old Canadian Shield which contains a wealth of minerals from nickel, gold, copper and cobalt to chromium.  For more on JSHG go to http://www.joshuagoldresources.com/.

Safe Harbor Statement This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act. Forward-looking statements are not a guarantee of future performance or results, and will not necessarily be accurate indications of the times at, or by, which such performance or results will be achieved.

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